Exhibit 99.1

Press Release	Media Contact: Brendan Ranson-Walsh Vice President, Global External Communications 1.212.739.7212 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Vice President, Investor Relations 1.213.593.8208 William.Gabrielski@aecom.com

AECOM announces completion of exchange offer

LOS ANGELES (June 30, 2017) — AECOM (NYSE: ACM), a premier, fully integrated global infrastructure firm, today announced the completion of its exchange offer to exchange up to $1 billion aggregate principal amount of its newly issued 5.125% Senior Notes due 2027 (the “Exchange Notes”), as well as all related guarantees, for a like principal amount of the applicable series of its outstanding 5.125% Senior Notes due 2027 (the “Old Notes”), as well as all related guarantees.

The exchange offer expired at 5:00 p.m. New York City time on June 26, 2017. As of the expiration date, tenders of 99.9 percent of the Old Notes were received. AECOM accepted all of the Old Notes tendered in exchange for a like principal amount of the corresponding series of the Exchange Notes, and settlement occurred on June 30, 2017.

The Exchange Notes are guaranteed by AECOM’s subsidiaries that guaranteed the Old Notes. The sole purpose of the exchange offer was to fulfill AECOM’s obligations under the registration rights agreement related to the Old Notes.

This press release is for informational purposes only and is neither an offer to buy, nor a solicitation of an offer to sell, the Exchange Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About AECOM

AECOM (NYSE:ACM) is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations in more than 150 countries. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $17.4 billion during fiscal year 2016. See how we deliver what others can only imagine at aecom.com and @AECOM.